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                                                                      Exhibit 12

                          MARRIOTT INTERNATIONAL, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          ($ in millions, except ratio)

                                                                                Twenty-four weeks ended
                                                                   ------------------------------------------------
                                                                       June 20, 2003             June 14, 2002
                                                                   ----------------------     ---------------------
Income from continuing operations before income taxes/(1)/ ......  $        157               $        251
Loss related to equity method investees .........................             1                          -
                                                                   ----------------------     ---------------------
                                                                            158                        251
Add/(deduct):
       Fixed charges ............................................            85                         87
       Interest capitalized .....................................           (12)                       (23)
       Distributed income of equity method investees ............            16                          9
                                                                   ----------------------     ---------------------

Earnings available for fixed charges ............................  $        247               $        324
                                                                   ======================     =====================

Fixed charges:
       Interest expensed and capitalized/(2)/ ...................  $         63               $         63
       Estimate of interest within rent expense .................            22                         24
                                                                   ----------------------     ---------------------

Total fixed charges .............................................  $         85               $         87
                                                                   ======================     =====================

Ratio of earnings to fixed charges ..............................           2.9                        3.7







(1) Reflected in income from continuing operations before income taxes are losses from our Synthetic Fuel business of $101 million and $49 million, respectively, for the twenty-four weeks ended June 20, 2003 and June 14, 2002.

(2) "Interest expensed and capitalized" includes amortized premiums, discounts and capitalized expenses related to indebtedness.